[LAWRENCE SCHARFMAN & CO., CPA, P.C. LETTERHEAD]

July 17, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Lawrence Scharfman & Co., CPA, P.C. was previously principal accountant for AFV Solutions, Inc. (the "Company"). On July 17, 2006, we were notified that we were replaced by the Company as principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K dated July 17, 2006 and we agree with such statements as relate to the replacement of our firm.

Very truly yours,

 /s/ Lawrence Scharfman

Lawrence Scharfman & Co., CPA, P.C.